Exhibit 99.4

Investor Presentation Metals Acquisition Corp – CSA Mine March 2022 Strictly Private and Confidential

1 This presentation (this “Presentation”) is provided for informational purposes only and has been prepared by Metals Acquisition Corp. (“MAC”) in connection with the proposed business combination involving the acquisition of the CSA copper mine (“CSA”) from Glencore (the “Business Combination”) and must not be relied upon for any other purpose. By reviewing or reading this Presentation, you will be deemed to have agreed to the obligations and restrictions set out below. The distribution and use by you of the information contained in this Presentation and any other information provided to you by MAC or on its behalf may be subject to a confidentiality agreement which strictly limits the circulation and copying of the information contained herein. Without the express prior written consent of MAC, this Presentation and any information contained within it may not be (i) reproduced (in whole or in part), (ii) copied at any time, (iii) used for any purpose other than your evaluation of CSA and the Business Combination or (iv) provided to any other person, except your employees and advisors with a need to know who are advised of the confidentiality of the information. Upon request, you agree to immediately return all materials provided by MAC or on its behalf (including this Presentation) without retaining any copies or computer files of the same. The communication of this Presentation is restricted by law; it is not intended for distribution to, or use by any person in, any jurisdiction where such distribution or use would be contrary to local law or regulation. Furthermore, all or a portion of the information contained in this Presentation may constitute material non-public information with respect to MAC, CSA and other parties that may be referred to in the context of these or related discussions. Each recipient hereby acknowledges that (i) applicable securities laws restrict a person from communicating such material non-public information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (ii) it is familiar with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"), and the legal and regulatory sanctions attached to the misuse, disclosure or improper circulation of this Presentation, and (iii) it will neither use, nor cause any third party to use, this Presentation or any information contained herein in contravention of the Exchange Act, including, without limitation, Rule 10b-5 thereunder. No Offer or Solicitation This Presentation and any oral statements made in connection with this Presentation are not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination and shall not constitute an offer to sell, or a solicitation of an offer to buy, or a recommendation to purchase, any securities, or a commitment of MAC with respect to any of the foregoing, and this Presentation shall not form the basis of any contract. The securities to which this Presentation relates have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. Any offer to sell securities, if made, would be made only pursuant to a definitive subscription agreement and in reliance upon an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, not involving any public offering. MAC reserves the right to amend or terminate discussions with any or all potential investors, to accept or reject any proposals and to negotiate with, or cease negotiations with, any party regarding any transaction involving MAC or CSA for any reason. There shall not be any offer or sale of any securities of MAC in any jurisdiction where, or to any person to whom, such offer or sale may be unlawful under the laws of such jurisdiction. No Representation or Warranty This Presentation is for informational purposes only and does not purport to contain all of the information that may be required to evaluate CSA or a possible investment decision with respect to the Business Combination. The recipient agrees and acknowledges that this Presentation is not intended to form the basis of any investment decision by the recipient and does not constitute investment, tax or legal advice. No representations or warranties, express or implied, is or will be given by MAC or any of its affiliates, directors, officers, employees or advisers or any other person as to the value that may be realized in connection with the Business Combination, the legal, regulatory, tax, financial, accounting or other effects of the Business Combination or the accuracy or completeness of the information in this Presentation or any other written, oral or other communications transmitted or otherwise made available to any party in the course of its evaluation of the Business Combination, and no responsibility or liability whatsoever is accepted for the accuracy or sufficiency thereof or for any errors, omissions or misstatements, negligent or otherwise, relating thereto. The recipient also acknowledges and agrees that the information contained in this Presentation is preliminary in nature and is subject to change, and any such changes may be material. Any information, data or statistics on past performance or modeling contained herein is not an indication as to future performance. MAC assumes no obligation to update the information in this Presentation. Recipients of this Presentation should each make their own evaluation of CSA and of the relevance and adequacy of the information and should make such other investigations as they deem necessary. Only those representations and warranties that are expressly made by MAC or CSA in a definitive written agreement, if executed, and subject to the limitations and restrictions specified therein, shall have any legal effect. Disclaimer

2 Industry and Market Data Industry and market data used in this Presentation have been obtained from third-party industry publications and sources as well as from research reports prepared for other purposes. Although all such information has been obtained from sources believed to be reliable and are included in good faith, MAC has not independently verified the data obtained from these sources and cannot assure you of the data’s accuracy or completeness. Accordingly, no representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of such data. Recipients are cautioned not to place undue weight on such information. Forward Looking Statements This Presentation includes “forward-looking statements”. MAC’s actual results may differ from expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, MAC’s expectations with respect to future performance of the CSA Copper Mine and anticipated financial impacts and other effects of the proposed Business Combination, the satisfaction of the closing conditions to the proposed transaction and the timing of the completion of the proposed transaction. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside MAC’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the occurrence of any event, change, or other circumstances that could give rise to the termination of the Transaction Agreement; the outcome of any legal proceedings that may be instituted against MAC following the announcement of the Transaction Agreement; the inability to complete the proposed transaction, including due to failure to obtain approval of the shareholders of MAC, certain regulatory approvals, or satisfy other conditions to closing in the Transaction Agreement; the occurrence of any event, change, or other circumstance that could give rise to the termination of the Transaction Agreement or could otherwise cause the transaction to fail to close MAC’s inability to secure the expecting financing for the consideration under the Transaction Agreement; the inability to obtain or maintain the listing of MAC’s shares following the proposed transaction; the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things; the supply and demand for copper; the future price of copper; the timing and amount of estimated future production, costs of production, capital expenditures and requirements for additional capital; cash flow provided by operating activities; unanticipated reclamation expenses; claims and limitations on insurance coverage; the uncertainty in mineral resource estimates; the uncertainty in geological, metallurgical and geotechnical studies and opinions; infrastructure risks; and dependence on key management personnel and executive officers; and other risks and uncertainties indicated from time to time in the final prospectus of MAC for its initial public offering and the proxy statement relating to the proposed Business Combination, including those under “Risk Factors” therein, and in MAC’s other filings with the SEC. MAC caution that the foregoing list of factors is not exclusive. MAC caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MAC do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based. More information on potential factors that could affect MAC’s or CSA’s financial results is included from time to time in MAC’s public reports filed with the SEC, including its Annual Report on Form 10- K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as well as the preliminary and the definitive proxy statements MAC intends to file with the SEC in connection with MAC’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed Business Combination. If any of these risks materialize or MAC’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that MAC does not presently know, or that MAC currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect MAC’s expectations, plans or forecasts of future events and views as of the date of this communication. MAC anticipates that subsequent events and developments will cause its assessments to change. However, while MAC may elect to update these forward- looking statements at some point in the future, MAC specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing MAC’s assessment as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements. Non-GAAP Financial Measures This Presentation includes certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) including, but not limited to, EBITDA, Free Cash Flow, C1 Cash Costs, All-in Sustaining Costs and certain ratios and other metrics derived therefrom. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing CSA’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that CSA’s presentation of these measures may not be comparable to similarly-titled measures used by other companies. Disclaimer

3 MAC believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to CSA’s financial condition and results of operations. MAC believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in and in comparing CSA’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. Please refer to footnotes where presented on each page of this Presentation or to the appendix found at the end of this Presentation for a reconciliation of these measures to what CSA believes are the most directly comparable measure evaluated in accordance with GAAP. This Presentation also includes certain projections of non-GAAP financial measures. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, MAC is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward-looking non-GAAP financial measures is included. For the same reasons, MAC is unable to address the probable significance of the unavailable information, which could be material to future results. Use of Projections This Presentation contains certain forecasts, including, without limitation, projected operational metrics. CSA’s independent auditors have not studied, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this Presentation, and accordingly, no independent auditor has expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this Presentation. These projections are for illustrative purposes only and should not be relied upon as being necessarily indicative of future results. The assumptions and estimates underlying the prospective financial and operational information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial and operational information. Projections are inherently uncertain due to a number of factors outside of MAC’s and CSA’s control. While all projections, estimates and targets are necessarily speculative, MAC believes that the preparation of prospective information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. Accordingly, there can be no assurance that the prospective results are indicative of future performance or that actual results will not differ materially from those presented in the prospective financial and operational information. Inclusion of the prospective financial and operational information in this Presentation should not be regarded as a representation by any person that the results contained in the prospective financial and operational information will be achieved. Important Information About the Proposed Business Combination and Where to Find It In connection with the proposed Business Combination, MAC intends to file a preliminary and definitive proxy statement with the SEC. MAC's shareholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement as well as other documents filed with the SEC in connection with the proposed Business Combination, as these materials will contain important information about CSA MAC, and the proposed Business Combination. When available, the definitive proxy statement and other relevant materials for the proposed Business Combination will be mailed to shareholders of MAC as of a record date to be established for voting on, among other things, the proposed Business Combination. Shareholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement, and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC's website at www.sec.gov, or by directing a request to: Investors@soa-corp.com. The information contained on, or that may be accessed through, the websites referenced in this communication is not incorporated by reference into, and is not a part of, this communication. Participants in the Solicitation MAC and its directors and executive officers may be deemed participants in the solicitation of proxies from MAC's shareholders with respect to the Business Combination. MAC stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of MAC in MAC’s final prospectus filed with the SEC on July 30, 2021 in connection with MAC’s initial public offering. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to MAC’s stockholders in connection with the proposed Business Combination will be set forth in the proxy statement for the proposed Business Combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed Business Combination will be included in the proxy statement that MAC intends to file with the SEC. Disclaimer

4 INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. MAC reserves the right to negotiate with one or more parties and to enter into a definitive agreement relating to the transaction at any time and without prior notice to the recipient or any other person or entity. MAC also reserves the right, at any time and without prior notice and without assigning any reason therefor, (i) to terminate the further participation by the recipient or any other person or entity in the consideration of, and proposed process relating to, the transaction, (ii) to modify any of the rules or procedures relating to such consideration and proposed process and (iii) to terminate entirely such consideration and proposed process. No representation or warranty (whether express or implied) has been made by MAC or any of its directors, officers, employees, affiliates, agents, advisors or representatives with respect to the proposed process or the manner in which the proposed process is conducted, and the recipient disclaims any such representation or warranty. The recipient acknowledges that MAC and its directors, officers, employees, affiliates, agents, advisors or representatives are under no obligation to accept any offer or proposal by any person or entity regarding the transaction. None of MAC or any of its directors, officers, employees, affiliates, agents, advisors or representatives has any legal, fiduciary or other duty to any recipient with respect to the manner in which the proposed process is conducted. Disclaimer

Transaction Highlights

6 Transaction Summary Transaction Overview • Definitive sale and purchase agreement entered into with Glencore Operations Australia Pty Limited, a wholly- owned subsidiary of Glencore plc (“Glencore”), for the acquisition of the CSA Copper Mine (“CSA” or “CSA Copper Mine”) in New South Wales, Australia • CSA is a high-grade, long-life producing copper mine of scale, located in Australia, a Tier 1 jurisdiction • MAC team to remain with the business and provide operational oversight post transaction • Copper has an attractive market outlook and is expected to play a key role in global energy transition Purchase Price • US$1,100 million purchase price plus a 1.5% copper net smelter royalty (“NSR”) • Purchase price implies a 4.5x multiple of 2022E EBITDA(1) • Near-term opportunities identified to add significant value via cost reductions and mine life extension Transaction Funding(2) • The US$1,100 million purchase price and associated US$50 million of required working capital and transaction costs (US$1,150 million total) is expected to be funded through a combination of: ‒ US$465 million of debt facilities and silver streaming agreements ‒ US$175 million mezzanine convertible debt facility ‒ US$91.75 million equity ‒ US$418.25 million to be sourced from a combination of US$265 million cash in trust (subject to redemptions), new equity and alternative sources(3) Timing and Conditions • Transaction subject to the approval of MAC’s shareholders and other customary closing conditions“, including regulatory approvals • Expected to be completed in 2022 Sources: Company Information. (1) Based on management estimates, using market offtake terms, forward curve commodity prices at March 15, 2022 and assuming full year ownership. Actual results may vary based on date of deal completion. Copper price hedges for 30% of production for the first 3 years expected to be in place (actual forward curve at time of deal completion may vary). EBITDA is a non-GAAP measure, see disclaimer “Non-GAAP Financial Measures”; (2) Subject to significant conditions, including negotiation of binding documentation; (3) To the extent redemptions are higher than expected, additional new equity and alternative sources of funding would need to be secured.

7 Sources: Company Information. (1) Acquisition term loan and revolving working capital facility (excludes letters of credit facility); (2) Revolving working capital facility available at financial close, it can not be used for acquisition funding or associated costs; (3) To the extent redemptions are higher than expected, additional new equity and alternative sources of funding would need to be secured; (4) Consists of US$1,050.0 million in cash and US$50.0 million of common equity (excluding 1.5% copper NSR); (5) Subject to significant conditions, including negotiation of binding documentation; (6) Convertible to approximately 13.0 million Class A Shares. Transaction Funding Sources US$ million Senior Debt Facility(1,2) $375.00 Mezzanine Debt Facility $175.00 Silver Stream $90.00 Equity $41.75 Glencore Equity $50.00 Cash in trust (subject to redemptions), new equity and alternative sources(3) $418.25 Total Sources $1,150.00 Uses US$ million Purchase Price(4) $1,100.00 Working Capital & Transaction Costs $50.00 Total Uses $1,150.00 Senior Debt Facility • US$405 million senior debt facility, comprised of: ‒ US$350 million acquisition term loan facility ‒ US$25 million revolving working capital facility(2) ‒ A$40 million (c. US$30 million) letters of credit facility (including performance guarantees) • 3-year term • Underwritten by Citibank, N.A. (“Citi”) and Commonwealth Bank of Australia (“CBA”) Mezzanine Convertible Debt Facility • US$175 million mezzanine convertible debt facility led by Sprott Resource Lending Corp. and investors (collectively "Sprott") • 5-year term • Convertible to Class A Shares at US$13.50/share(6) Silver Stream • US$90 million silver streaming agreement with a subsidiary of Osisko Gold Royalties Ltd (“OGR”) • 100% of future silver production Equity • US$25 million from Sprott • US$15 million from OGR • US$1.75 million from Mr. McMullen and Mr. Crouse Glencore Equity • US$50 million of common equity paid to Glencore (included in US$1,100 million purchase price) Financing to Date(5) Sources & Uses

8 Operating asset with a long history Aligned with MAC’s investment Strategy What makes this THE deal for MAC? Ability to improve productivity and thus costs and production Benefits from the dedicated focus of management team in a smaller organisation Under capitalized until recent past Opportunity to unlock full potential of the asset Tier 1 jurisdiction with lower geopolitical risk exposure Ability to leverage local knowledge of MAC team Unlocking the full potential of mining assets such as CSA is in the DNA of the MAC’s highly experienced management team, board and advisors.

CSA is a Rare Copper Opportunity in a Tier 1 Jurisdiction and Should Provide a Cornerstone Asset for MAC to Maximize Value for Shareholders

Key Investment Highlights

1 CSA is a Quality Copper Mine of Scale with Identified Near-Term Productivity Enhancement

- High-grade mine with multi-decade operating history, consistent production, and track record of reserve replacement
- Several areas identified for process improvement and optimization, potential to reduce C1 cash cost to US$1.26/lb[1] in 2024E

2 Track Record of Reserve and Resource Replenishment and Significant Mine Life Extension Potential

- Estimated current mine life of over 15 years, with a history of mine life extension through exploration
- Significant resource / mine-life upside through lowering the CSA cut-off grade

3 Strong ESG and HSE Credentials, Producing a "Green" Copper Concentrate with Low Carbon Intensity

- Significant regional employer, excellent relationships with key local stakeholders and a "safety first" culture
- Second quartile position of low carbon intensity on the global curve for copper mines with an ethical supply chain

4 Attractive Value Proposition with Strong Near-Term Cashflow Generation

- Purchase price implies a 4.5x multiple of 2022E EBITDA[2]
- Meaningful free cash flow generation anticipated to support rapid deleveraging and sustainable capital structure

5 MAC Track Record of Creating Value for Shareholders

- MAC executives have significant mining experience and a track record of creating shareholder value with public companies
- MAC team comprises proven Australian mining professionals with extensive in-country experience and relationships

6 Attractive Copper Outlook with Limited Investable Opportunities

- Copper expected to play a key role in global energy transition; significant new supply required to meet surging demand forecast
- Limited new projects in the pipeline and increasing permitting issues creating challenges to close projected supply deficit

Sources: Company Information, Skarn Associates.
(1) Based on management estimates; (2) Based on management estimates, using market offtake terms, forward curve commodity prices at March 15, 2022 and assuming full year ownership. Actual results may vary based on date of deal completion. Copper price hedges for 30% of production for the first 3 years expected to be in place (actual forward curve at time of deal completion may vary). EBITDA is a non-GAAP measure, see disclaimer "Non-GAAP Financial Measures".

9

1 Established Copper Mine in a Tier 1 Jurisdiction

Opportunity Overview

- ✓ High grade copper mine in a Tier 1 jurisdiction with significant operating history (initial production in 1967)
- ✓ Long-life mine with an attractive cost profile
- ✓ Substantial recent investment in plant, mine and fleet to support LOM plan and beyond
- ✓ Multiple opportunities identified to improve productivity, optimize costs, lower cut-off grade, increase the resource and extend the mine life

Location


N
QLD
Brisbane
NSW
CSA
Port Waratah
Burrendong dam
Sydney
Rail

Key Stats

Current Ownership:	Glencore (100%)
Commodity:	Copper (Silver by-product)
Product Type:	Concentrate
Mine Type:	Underground
Status:	Producing
Processing:	Conventional grinding, flotation, filtration circuits
2022E Cu Recovery:	98%(1)
2022E Payable Production:	41kt copper(1)
2022E Cash Cost	US$1.51/lb (incl. by-products)(1)
Current Mine Life:	Over 15 years(1)

Mineral Resources and Reserves as at 31 Dec 2021(2)

Category	Ore (Mt)	Cu Grade (%)	Cu Cont. (kt)	Ag Grade (g/t)	Ag Cont. (Moz)
Proven	4.2	4.00%	168	16.4	2.2
Probable	2.6	3.60%	94	14.1	1.2
Total Reserves	**6.8**	**3.80%**	**262**	**15.6**	**3.4**
M&I	7.4	5.36%	396	22	5.3
Inferred	4.0	5.41%	217	20	2.6
Total Resources(3)	**11.4**	**5.38%**	**613**	**21**	**7.8**

Sources: Company Information.
(1) Based on management estimates, using market offtake terms, forward curve commodity prices at March 15, 2022 and assuming full year ownership. Actual results may vary based on date of deal completion;
(2) Based on Glencore estimates as of December 31, 2021. A third-party report is expected in 2022, which may result in different estimates; (3) Resources are inclusive of Reserves.

10

11 Mount Isa Copper Carrapateena Prominent Hill Ernest Henry CSA(2) Northparkes Capricorn Copper Tritton Kidd Minto New Afton Pumpkin Hollow Eloise 0.0% 1.0% 2.0% 3.0% 4.0% 5.0% 6.0% $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 Total Reserves Grade (% Cu) 2022E C1 Cash Cost (U$$/Ib) Sources: Company Information and Wood Mackenzie. (1) Underground copper mines in Australia, Canada and USA producing less than 100ktpa payable copper (excluding DeGrussa, which is expected be phased out by the end of 2022). CSA based on management estimates, peers as per Wood Mackenzie; (2) Based on management estimates, using market offtake terms, forward curve commodity prices at March 15, 2022 and assuming full year ownership. Actual results may vary based on date of deal completion. High-quality Mining Operations Produces high-quality copper concentrate product, with significant quantities of silver Copper concentrate grade of c.26%, with minimal deleterious elements Host rocks are thinly bedded siltstones with strong cleavage and no major dyke or sill intrusions Dry mine with minimal dewatering risks and low level of seismicity Cobar Mining Region: A Tier 1 Mining Jurisdiction Extensive access to key infrastructure Long mining history and highly supportive of the industry Well-established mining and permitting framework Highly experienced local skilled labour force Stable tax and royalty fiscal regime Australian and North American Underground Copper Mine Benchmarking(1) Bubble Size Indicates 2022E Payable Copper Production High-Grade, Long-life Asset that Produces Attractive Copper Concentrate 1

12 Well Capitalized with Modern Mining Infrastructure Project Key Benefits Ventilation upgrade • Deeper mining capabilities at current production rates • Upgrade of primary ventilation fans • Installation of 12MW refrigeration system • Scheduled to be completed by YE’2022 No.1 Shaft refurbishment • Increased hoisting capacity • Supports mine life extension beyond 15 years Mill replacement • New equipment replacement to reduce risk of failure • Increases efficiency and power of motors resulting in 10% capacity uplift • Scheduled to be completed in Q2 2022 Processing circuit optimisation • Improved metal recoveries and concentrate grades • Higher results for processing material above design grade (i.e. >5%) • Reduced electricity requirements Implementation of on-site paste backfill plant • Superior fill performance and faster fill cycle • Risk mitigation with previous CHF system still available in the event of paste system loss Total Approximately US$130 million of recent capital investment expected prior to transaction completion Mine fleet replacement • Mine fleet replacement underway and MAC focused on accelerating equipment replacement through lease financing (~60% of trucks and LHD’s replaced in early 2022) Sources: Company Information. 1

13 - 1.00 2.00 3.00 4.00 5.00 329.08 5,700.17 10,008.16 14,924.74 18,855.01 22,021.97 27,653.91 28,956.36 30,952.84 34,204.06 36,622.08 38,050.03 40,225.07 42,264.25 43,375.53 44,941.59 46,293.98 47,250.82 - 1.00 2.00 3.00 4.00 5.00 85.83 4,541.51 7,954.96 11,185.68 15,782.35 18,714.41 22,891.79 26,057.48 29,022.55 31,012.58 32,979.19 34,561.08 35,648.25 36,485.27 37,492.45 38,496.17 39,553.72 40,253.76 Significant Cost Reduction Potential and Stable Production Profile Significant Optimization Opportunities Identified • A new offtake agreement on benchmark terms • New mine fleet being delivered with improved reliability, lower maintenance cost and improved efficiency • Equipment productivity well below industry averages due to operating practices and historical fleet reliability • New ventilation and cooling systems being installed to increase work hours and productivity • Significant near-mine exploration potential C1 Cash Costs, Composite (2024E)(1,2) Significant Potential to Improve Productivity and Lower Operating Costs C1 Cash Costs, Composite (2021A)(1) (US$/lb Cu) 1st Quartile 2nd Quartile 3rd Quartile 4th Quartile (US$/lb Cu) 10,000 20,000 30,000 40,000 10,000 20,000 30,000 40,000 Cu Production (Mlbs) Cu Production (Mlbs) 1st Quartile 2nd Quartile 3rd Quartile 4th Quartile CSA (2021A Normalised: $1.72/lb)(3) Historical and Forecast Payable Copper Production(4) Cu (kt) Sources: Company Information and Wood Mackenzie. (1) Cost curve presented on a composite costing basis, with primary copper mines (>65% net revenue) on a normal basis including by-product credits (such as CSA), other mines presented on a pro-rata costing basis; (2) CSA based on management estimates, using market offtake terms and forward curve commodity prices at March 15, 2022; peers as per Wood Mackenzie; (3) Normalised for realisation costs consistent with management estimates in the forecast period (including treatment charges and refining charges); (4) Management estimates. 1 42 44 41 41 43 49 2019A 2020A 2021A 2022E 2023E 2024E CSA (2024E: $1.26/lb)

14 75% 56% 44% 34% 51% Best Performer Upper Quartile Lower Quartile CSA Avg. Productivity Improvement Opportunities Across the Operation Sources: Company Information and Partners in Performance Database. Data as of February 2021 LTM. 72% 62% 36% 34% 48% Best Performer Upper Quartile Lower Quartile CSA Avg. 74% 68% 66% 33% 65% Best Performer Upper Quartile Lower Quartile CSA Avg. 11 8 4 10 Upper Quartile Lower Quartile CSA Avg. Industry Average Industry Average Industry Average Industry Average Jumbo Utilization (%) Truck Utilization (%) Lateral Advance (Metres per day per heading) Loader Utilization (%) 1

15 $11,657 $8,205 2020A 2021A 56 68 2020A 2021A Additional Cost and Productivity Optimization Potential Sources: Company Information. 1 Approximately 55% of mining costs are fixed, so an illustrative 20% productivity improvement should translate to an approximate 11% improvement in EBITDA or unit rates Mining Costs per Tonne Mined (US$/t) Capital Development per Metre (US$/m)

16 231 274 253 215 245 234 224 250 254 297 224% 54% 24% 158% 81% 80% 156% 108% 193% -250% -150% -50% 50% 150% 250% 0 400 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Net y/y Change in Reserves (kt Cu) Reserves Replacement in Each Year (%) Track Record of Reserves and Resource Replacement JORC Resources Replacement(1) (kt Contained Cu) >100% Reserves Replacement Over the Last 10 Years(1) JORC Reserves Replacement (kt Contained Cu) 43 (21) (38) 29 (10) (11) 27 3 43 • +65kt increase in Reserves • +536kt (when accounting for cumulative production) (2) Sources: Company Information. (1) Resource and Reserve contained metal based on Glencore's published Mineral Resources and Ore Reserves reports: https://www.glencore.com/investors/reports-results/report-archive; (2) Reserves replacement is calculated as (production + net change in Reserves)/production in a given year. 2 231 274 253 215 245 234 224 250 254 297 118 51 79 108 75 87 112 78 95 136 330 346 318 388 355 343 296 290 267 216 (45) (80) (125) (175) (226) (279) (333) (381) (424) (471) 679 670 650 712 675 664 631 619 616 648 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Cu reserves M&I resources (excl. reserves) Inferred resources Cumulative Production

17 Potential to Extend Mine Life Through Resource Delineation Sources: Company Information. 2 Multiple Areas of Near- mine Resources Potential Identified with approx.10,000m of drilling excluded from current Resource Discrete copper intercepts (% Cu) Orebody classification: • Red: Measured • Orange: Indicated • Green: Inferred • Blue: Unclassified

18 Potential to Extend Mine Life Through Resource Delineation (Cont.) Sources: Company Information. 2 3 Discrete copper intercepts (% Cu) Extensions to known mineralization along strike Orebody classification: • Red: Measured • Orange: Indicated • Green: Inferred • Blue: Unclassified 4 QTS Upper exploration target Discrete copper intercepts (% Cu) Orebody classification: • Red: Measured • Orange: Indicated • Green: Inferred • Blue: Unclassified Areas to convert from unclassified to Inferred Discrete copper intercepts (% Cu) Orebody classification: • Red: Measured • Orange: Indicated • Green: Inferred • Blue: Unclassified 2

2 Significant Near-Mine Resource Upside

Lower Cut-off Could Add Material Production and Mine Life to CSA

- Historical resource cut-off grade materially above profitable mines operating in close proximity to CSA
- Tritton Mine (Aeris) and Peak Mine (Aurelia) have a Cu resource grade of 1.2% - 1.8% vs CSA resource grade of 5.6% and cut-off of 2.5%
- Potential to add material tonnes to the CSA mining inventory and optimize processing plant utilization
  - Processing plant has a throughput capacity potential of 1.5Mtpa[1] vs current operating rate of 1.3Mtpa[2]

Underground Copper Mines in Australia[3]
(Reserve Grade % Cu)



5
4
3
2
1
CSA's 2.5% cut-off resource grade is above the current reserve grade for all underground copper mines in Australia (excluding DeGrussa[4])
CSA Cut Off Grade: 2.5%
DeGrussa (4)
CSA
Eloise
Mount Isa Copper
Capricorn Copper
Tritton
Carrapateena
Ernest Henry
Prominent Hill
Northparkes

Sources: Company Information, SRK and Wood Mackenzie 2021.
(1) Estimated throughput capacity potential based on the Independent Technical assessment by SRK; (2) Based on realized production rates for 4Q CY2021; (3) Underground copper mines in Australia, Canada and USA producing less than 100ktpa payable copper; (4) Expected to be phased out by end of 2022.

19

20 Near-mine Exploration Potential to Further Extend Mine Life Multiple Areas of Near-mine Resources Potential Identified Sources: Company Information. (1) Classifications are indicative only. - Areas of identified potential Resources upside QTS South Deeps • Supported by Cu intercepts & large DHEM anomalies Ore body open at depth (2-3 km below surface) Decline base (1.8km below surface) Inferred Resources (1) Indicated Resources (1) Measured Resources (1) Open at depth 3000 N 4000 N 5000 N 2000 N 10,000m RL 9,500m RL 8,500m RL 6000 N QTS South Upper Resources • Untested DHEM targets • Intercepts include 3.6m @ 19.2% Cu and 5.7m @ 8.3% Cu Western Gossan • Near surface potential • Base metal intercepts as Zn/Pb/Ag ± Cu • Largely untested DHEM anomalies • Supported by gossanous outcrop QTS North • East of QTS North orebody, SQUID EM target • Large DHEM anomalies requiring drill testing • Intercepts include 10.1m @ 9.6% Cu and 20.1m @ 4.4% Cu Shaft No.2 Potential upside Shaft No.1 1 2 3 4 5 6 7 9,000m RL QTS South Resources QTS North Mineral Resources W estern & Eastern Resources QTS Central Resources 2

21 - 10 20 30 - 30 60 90 120 150 180 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Fatalities Lost Time Injuries Lost Time Injury Frequency Rate Total Recordable Injury frequency Rate • Significant employer in the Cobar region • CSA helped establish Air Service between Sydney and Cobar in 2015 • Regularly donates to local initiatives (Dry July, Red Nose day, Movember, etc.) • Scholarships awarded to students entering final year of university • 10 of the 16 Rural Fire Services personnel work at CSA and are allowed ability to respond as required to community emergencies Excellent Relationships with Local Stakeholders Safety — CSA’s First Priority Carbon Emissions Intensity Curve – Global Copper Mines Frequency rate (per million man hours) Strong COVID Response and Protocols • Established procedures to manage suspected and confirmed cases • Employing COVID safety measures compliant with government requirements • Enhanced cleaning throughout the site • Daily COVID monitoring procedures initiated • Established mine worker travel and accommodation procedure • Devised work from home guide tailored to both leaders and employees 5 Strong ESG and HSE Credentials Sources: Company Information and Skarn Associates. Total Number 3 0 5 10 15 20 C O2e Intensity (tCO2e/t Cu eq.) Cumulative Copper Production (Contained Cu, kt) Scope 1 Scope 2 5,000 15,000 10,000 20,000 1st Quartile 2nd Quartile 3rd Quartile 4th Quartile CSA (2.55)

22 Electrification and Production Enhancements • One trial battery electric loader on-site • Mine is currently ventilation and cooling constrained - processing plant and related infrastructure can process more ore than the mine can currently provide • Current investments in ventilation, cooling, and new fleet will rectify most of this issue • However, there is additional potential to expand mine production through the use of BEV mine fleet, which substantially reduces ventilation and cooling demand • Additional potential to reduce operating cost further via reduced electricity demand - a large portion of the power used on-site is for ventilation and cooling • Region has a substantial solar power component with Nyngan (102Mw) and Nevertire (132Mw) solar power generators as the nearest providers Potential Benefits From BEV Loader Implementation Sources: Company Information. 3

23 Capital Structure Considerations Meaningful Free Cash Flow Generation to Support Rapid Deleveraging and Sustainable Through-the-Cycle Capital Structure 4 • Capital structure optimised to minimise equity dilution and take advantage of strong near-term cashflow generation • Significant productivity and cost reduction opportunities expected to drive robust cashflow and deliver rapid deleveraging • Appropriate risk management / hedging to further support cashflow profile $244 $262 $306 2022E 2023E 2024E Production and C1 Cash Costs(1) EBITDA(1) C1 Cash Costs (US$/lb) Payable Copper Production (kt) Sources: Management Estimates. (1) Based on management estimates, using market offtake terms, forward curve commodity prices at March 15, 2022 and assuming full year ownership. Actual results may vary based on date of deal completion. Copper price hedges for 30% of production for the first 3 years expected to be in place (actual forward curve at time of deal completion may vary). EBITDA and C1 Cash Costs are non-GAAP measures, see disclaimer “Non-GAAP Financial Measures”; (2) Bloomberg as at March 15, 2022. $4.50 Forward Curve Copper Price(2) (US$/lb) EBITDA (US$m) 41 43 49 $1.51 $1.42 $1.26 2022E 2023E 2024E

24 BILL BEAMENT Advisor Years of Experience: 24 NICK POWER Advisor Years of Experience: 12 ASHLEY ZUMWALT- FORBES Advisor Years of Experience: 9 ADVISORS MICK MCMULLEN CEO Years of Experience: 28 JACO CROUSE CFO Years of Experience: 19 DAN VUJCIC CDO Years of Experience: 18 RHETT BENNETT Director Years of Experience: 18 NEVILLE POWER Director Years of Experience: 33 CHARLES MCCONNELL Director Years of Experience: 22 PATRICE MERRIN Chair Years of Experience: 50 RASMUS GERDEMAN Director Years of Experience: 22 BOARD OF DIRECTORS MANAGEMENT TEAM Highly Experienced Management Team, Board and Advisors 5

5 MAC Track Record of Creating Value for Shareholders

Market Capitalisation

DETOUR GOLD



Mick McMullen | Jaco Crouse | Patrice Merrin



208% IRR
C$2.1bn
C$4.9bn
May 2019
(Mick Starts as CEO)
Jan 2020
(Kirkland Lake Acquires Detour)

Reduced AISC by ~$250/oz for a 600koz producer that was historically viewed as underperforming asset.

STILLWATER MINING COMPANY



Mick McMullen | Patrice Merrin



16% IRR
$1.3bn
$2.2bn
Dec 2013
(Mick Starts as CEO)
May 2017
(Sibanye Acquires Stillwater)

Reduced AISC by ~$300/oz, developed a new mine, and built up its PGM recycling business.

NORTHERN STAR



Bill Beament



91% IRR
A$0.01bn
A$13.4bn
July 2010
(Northern Star acquires first mine)
June 2021
(Company as of 6/11/2021)

Bill was CEO from 2007 and took NST from an exploration company to Australia's #2 gold producer.

FMG Fortescue

The New Force in Iron Ore



Nev Power | Nick Power



13% IRR
A$20.0bn
A$71.5bn
Feb 2011
(Nev Starts as CEO)
June 2021
(Company as of 6/11/2021)(1)

From 2011 to 2018, drove production increases from ~55mm to ~170mm tonnes and decreased costs from ~$53 to ~$12/tonne to become Australia's largest mining company.

Sources: FactSet. Market data as of 6/11/2021.
(1) Nev Power left Fortescue Metals Group in February 2018.

25

26 Highly Attractive Outlook for Copper with ~1Mtpa of New Copper Supply Required From 2024 Onwards Mine Production Capability vs. Primary Demand(1) Mt Cu Mt Cu % share of auto sales Electric Vehicle Uptake is Expected to Support Copper Consumption 6 Source: Wood Mackenzie Source: Wood Mackenzie Sources: Wood Mackenzie. (1) Production capacity represents Base Case Production Capability, being current production before adjustments from existing mines and projects. 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 0.0 1.0 2.0 3.0 4.0 5.0 6.0 7.0 8.0 2015 2020 2025 2030 2035 2040 Copper Cons. from ICE Copper Cons. from HEV Copper Cons. from BEV + PHEV Copper Cons. From Charing Infrastructure BEV + PHEV + HEV Share of Auto Sales BEV + PHEV Share of Auto Sales 0 5 10 15 20 25 30 35 2000 2005 2010 2015 2020 2025 2030 2035 2040 Base Case Production Capability Primary Demand New mine supply required to close the gap, despite higher assumed scrap recycling

27 28.8 2.2% CAGR 1.1% CAGR 1.2% CAGR 2.1% CAGR 5.2% CAGR 45.7 2020A Construction Industrial Machinery Consumer & General Electrical Network Transport 2040E 15 60 83 Conventional Cars Plug-in Hybird Eelectric Vehicles Battery Electric Vehicles 1 Strong Outlook for Copper Demand Total Consumption by Industry Sector (Mt) Growth in “decarbonisation” demand from the Transportation and Electrical Networks sectors Up to 4.5x more copper intensive Long term demand growth driven by electrical networks for renewables and Electric Vehicles Estimated kg of Copper by Vehicle Type Electric Vehicles are estimated to be up to 4.5x more copper intensive than conventional vehicles (1) 6 Sources: Wood Mackenzie, Copper Development Association Inc. (1) Mid point of 8-22 kg range. Source: Wood Mackenzie Source: Copper Development Association Inc.

28 Producing assets with clear line of sight to FCF • CSA is currently cash-flow positive • Lower cost asset able to generate cash through the commodity cycle Owned by majors, private owners / sponsors • First production in 1967 by Broken Hill South Pty • Acquired by Glencore and re-commenced production in 1999 Assets with upside / optimization potential • CSA very small relative to overall Glencore’s portfolio (~3.5% of 2022 copper production guidance) • Substantial potential for productivity improvement and cost optimization – a major strength of the MAC management team Demonstrable and sustainable mine lives • Base case mine life of 15+ years with strong extension potential • Opportunity to lower cut-off grade and expand the mine life • Track record of resource conversion and exploration success Located in established mining jurisdictions • Australia is a Tier 1 mining jurisdiction • Long mining history and highly supportive of the industry Acquisition Aligned with MAC Strategy Sources: Company Information.

Financials

Financial Forecasts Summary

3 Year Guidance	Notes	2022E	2023E	2024E
Payable Copper Production (kt)		41	43	49
Payable Silver Production (koz)		372	414	443
C1 Cash Cost (US$/lb Cu)	1	1.51	1.42	1.26
All-in Sustaining Cost (US$/lb Cu)	2	2.62	2.46	2.08
Sustaining Capital (US$m)	3	72	69	56

2022E EBITDA Guidance		2022E
Copper Forward Curve (US$/lb)	4	4.50
Silver Forward Curve (US$/oz)	4	25.03
Copper Revenue (US$m)	5	410
Silver Revenue (US$m)		9
Total Gross Revenue (US$m)		**420**
Operating Costs (US$m)	6	(176)
EBITDA (US$m)	7	**244**
Implied Purchase Price / EBITDA Multiple	8	4.5x

Sources: Management estimates, based on market offtake terms, forward curve commodity prices at March 15, 2022 and assuming full year ownership. Actual results may vary based on date of deal completion.
(1) Includes mining, processing, administrative, freight and realisation costs (including treatment charges and refining charges); (2) Includes C1 Cash Costs, royalties, corporate costs and sustaining capital costs; (3) Includes capitalised mine development costs; (4) Bloomberg as at March 15, 2022; (5) Copper price hedges for 30% of production for the first 3 years expected to be in place (actual forward curve at time of deal completion may vary); (6) Includes 1.5% copper NSR payable to Glencore; (7) EBITDA, C1 Cash Costs and All-in Sustaining Costs are non-GAAP measures. See disclaimer "Non-GAAP Financial Measures"; (8) Based on purchase price of US$1,100 million.

30

Reserves & Resources

32 CSA Ore Reserves & Mineral Resources Category Ore (Mt) Cu Grade (%) Cu Cont. (kt) Ag Grade (g/t) Ag Cont. (Moz) Proven 4.2 4.00% 168 16.4 2.2 Probable 2.6 3.60% 94 14.1 1.2 Total Ore Reserves(3) 6.8 3.80% 262 15.6 3.4 Category Ore (Mt) Cu Grade (%) Cu Cont. (kt) Ag Grade (g/t) Ag Cont. (Moz) Measured 3.9 5.74% 226 24 3.0 Indicated 3.5 4.92% 170 20 2.2 Measured & Indicated(3) 7.4 5.36% 396 22 5.3 Inferred 4.0 5.41% 217 20 2.6 Total Mineral Resources(3) 11.4 5.38% 613 21 7.8 (1) Based on Glencore JORC (2012) Resources & Reserves Statement as at 31 December 2021; (2) Mineral Resources are stated inclusive of Ore Reserves; (3) Totals may not sum due to rounding. Ore Reserves (as at 31 December 2021)(1) Mineral Resources (as at 31 December 2021)(1,2)

33 CSA Ore Reserves & Mineral Resources (cont.) CSA ore reserve and mineral resource estimates The estimates in relation to the CSA Mineral Resources and Ore Reserves estimates are reported in accordance with the JORC Code as at the 31st of December 2021. MAC confirms that nothing has come to its attention that causes MAC to question the accuracy or reliability of the Mineral Resources and Ore Reserve estimates. Glencore Mineral Resources and Ore Reserves reports can be found at: https://www.glencore.com/investors/reports-results/reserves-and-resources In connection with the proxy statement for the transaction, the Company expects to provide an updated SEC-compliant report that may disclose different amounts.

Risk Factors

35 Risk Factors Risk Factors Summary Certain factors may have a material adverse effect on our business, financial condition, results of operations and reputation. You should carefully consider the following risk factors that apply to the business and operations of the CSA copper mine (“CSA”) and to the potential acquisition by Metals Acquisition Corp (the “Business Combination”). The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of these risks actually occurs, alone or in combination with other events or circumstances, our business, financial condition, results of operations, future prospects and reputation, as well as our ability to realize the anticipated benefits of the Business Combination, could be materially and adversely affected. In that event, the trading price of our ordinary shares following the Business Combination could decline, and you could lose part or all of your investment. In this section, “Target” means the CSA copper mine, the “SPAC” means Metals Acquisition Corp., and the “Company,” “we,” “our” or “us” means Target (together with its consolidated subsidiaries) and SPAC collectively, for periods prior to the Business Combination and shall refer to the combined company and its consolidated subsidiaries for periods from and after the Business Combination. These risk factors are provided to you in the context of your investment in the SPAC’s ordinary shares, immediately prior to or concurrently with, and contingent upon, the consummation of the Business Combination of the SPAC and the Target, and are qualified in their entirety by the definitive documents and other disclosure documents. Risks Related to the Operations of Our Business • Our resource activities are subject to changes in government regulation and political instability • Changes to any of the laws, rules, regulations or policies to which we are subject could have a significant impact on our business. • Our activities are subject to extensive and costly environmental requirements, and current and future laws, regulations, and permits may impose significant costs, liabilities, or obligations, or could limit or prevent our ability to continue our operations as currently contemplated or to undertake new operations. • We may become subject to environmental liabilities as a result of noncompliance or newly imposed regulations. • Actual capital costs, financing strategies, operating costs, production and economic returns may differ significantly from those we have anticipated and there can be no assurance that any future development activities will result in profitable collecting operations. • There can be no assurance that we will be able to commercially develop our properties or achieve profitability in the future. • The prevailing market price of copper and other commodities will have a material impact on our ability to achieve commercial success. • We may be adversely affected by fluctuations in demand for copper and other commodities. • We operate in a highly competitive industry, and there are no assurances that our efforts will be successful. • We may become subject to pressure and lobbying from non-governmental organizations. • Our profitability could be adversely affected if we fail to maintain satisfactory labor relations. • Our business is subject to a variety of risks, some of which may not be covered by our future or existing insurance policies. • Work stoppages or similar difficulties could significantly disrupt our operations, reduce our revenues and materially adversely affect our results of operations. • A shortage of skilled technicians and engineers may further increase operating costs, which could materially adversely affect our results of operations • We depend on key personnel for the success of our business. The loss of key personnel or the hiring of ineffective personnel could negatively impact our operations and profitability. • Our growth will depend on our ability, and on the ability of our management team, board of directors and other employees, to execute on our plans and expand our operations and controls while maintaining effective cost controls. • We are dependent upon information technology systems, which are subject to cyber threats, disruption, damage and failure.

36 Risk Factors (cont.) Risks Related to the Operations of Our Business (cont.) • Our ability to generate revenue will be diminished if we are unable to compete with substitutions for copper. • We are reliant on third parties to conduct independent analyses with respect to our business, and any inaccuracies in such analyses could have a material adverse effect on our collection and development objectives. • We may become involved in litigation that may adversely affect us. • We may be required to take write-downs or write-offs, restructurings and impairments or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment. • The outbreak of highly contagious diseases all over the world, such as the ongoing coronavirus pandemic (COVID-19), may affect our operations, sales channels and cash flows as well as lead to greater volatility in global capital markets and result in negative pressure on the global economies, and thereby adversely impact the trading market of our shares. The pandemic may also significantly increase the adverse effects of other risk factors described in this section. • Our results could be adversely affected by natural disasters, public health crises, political crises or other catastrophic events. • Failures in our control systems, policies and procedures may expose us to unexpected or unpredicted risks, which may adversely affect our business. Our internal controls, systems, policies and procedures, in accordance with Section 404 of the Sarbanes-Oxley Act, may not be sufficient and/or fully effective to detect inappropriate practices, errors or fraud. • Our shareholders may not receive dividends. • We may face potential conflicts of interest by entering into indemnity contracts and agreements with related-parties. • Unfavorable decisions against our company, our subsidiaries, management, and/or controlling shareholders in legal and administrative proceedings may adversely affect our results of operation, cash flow and financial condition. • We may fail to protect our intellectual property assets (including trademarks, domain names, software and patents), and any infringement of our intellectual property rights or our eventual violation of intellectual property rights of third parties may adversely affect our results of operations. • Our business and operations could be negatively affected if it becomes subject to any securities litigation, shareholder activism, regulatory actions or compliance issues which could cause us to incur significant expense, hinder execution of business and growth strategy, including by distraction of management and impact its stock price. • We may not be able to renew our current financing sources or access new financing, discount receivables or issue securities on capital markets on attractive terms, which may cause a material adverse effect on our company. • If we are unable to comply with the restrictions and covenants in our financing agreements, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed and materially affect our liquidity. We may not be able to detect behaviors that violate applicable law and regulation, as well as our ethics and conduct standards, which can materially and adversely affect our businesses, financial condition, results of operations and the trading price of our ordinary shares. • Changes in tax legislation and the modification, suspension or cancellation of tax benefits may adversely affect our results of operations. • If we need to obtain additional capital in the future through the issuance of securities, it may result in the dilution of the interest of our ordinary shareholders. • We are subject to anti-corruption, anti-bribery, anti-money laundering, economic and trade sanctions and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition and results of operations. • The estimates and assumptions on which our financial projections are based may prove to be inaccurate, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and market price of our ordinary shares. • Increased regulation and/or taxation could adversely affect us.

37 Risk Factors (cont.) Risks Related to the Business Combination and the SPAC • The sponsor of the SPAC has agreed to vote in favor of the Business Combination, which will increase the likelihood that the SPAC will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby regardless of how our public shareholders vote. • If the conditions to the Business Combination agreement are not satisfied, the Business Combination may not occur. Similarly, the Business Combination may be forced to close even if SPAC’s board of directors determines it is no longer in the best interest of the SPAC’s shareholders. • The SPAC or the Target may waive one or more of the conditions to the Business Combination. The exercise of discretion by The SPAC’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination agreement may result in a conflict of interest when determining whether such changes to the terms of the business combination agreement or waivers of conditions are appropriate and in the best interests of the SPAC’s shareholders. • Pre-existing relationships between participants in the Business Combination and the related transactions could give rise to actual or perceived conflicts of interest, which may influence participants to support or approve the Business Combination without regard to your interests or in determining whether we are appropriate for the SPAC’s initial Business Combination. • There can be no assurance that the Company will be able to obtain the necessary financing for the Business Combination, and the purchase agreement relating to the Business Combination does not allow the Company to terminate if it fails to obtain such financing. • The market price and trading volume of the SPAC shares may be volatile and could decline significantly following the Business Combination. • If we need to obtain additional capital in the future through the issuance of securities, it may result in the dilution of the interest of our ordinary shareholders. • The SPAC may have been a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. investors. • You will not have the same protections as an investor in an underwritten public offering. • Following the Business Combination, we will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public operating company. • We are and will continue to be an “emerging growth company” and are subject to reduced SEC reporting requirements applicable to emerging growth companies. • The SPAC is not required to obtain an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price the SPAC is paying for the business is fair to the SPAC from a financial point of view. • Our controlling shareholders may take actions which are not necessarily in our interest or in the interest of our other shareholders • If the SPAC is unable to complete a business combination by August 2023, the SPAC will cease all operations except for the purpose of winding up and the SPAC will redeem the public shares and liquidate. • The SPAC will incur significant transaction and transition costs in connection with the Business Combination. • Because the SPAC is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited. • Anti-takeover provisions in our governing documents might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our ordinary shares. • The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysis may publish about us, our business, our market and our competitors. If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of our ordinary shares may decline. • If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our stock price and trading volume could decline. • Substantial future sales, or the perception of future sales, of our ordinary shares could cause the market price of our ordinary shares to decline. • The Company and the SPAC will incur significant, non-recurring transaction costs in connection with the Business Combination.

38 Risk Factors (cont.) Risks Related to the Business Combination and the SPAC (cont.) • If The SPAC’s due diligence investigation of the Company’s business was inadequate, then the SPAC’s shareholders following the Business Combination could lose some or all of their investment. • If a U.S. person is treated as owning 10% or more of our shares, such holder may be subject to adverse U.S. federal income tax consequences. • Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results. • There can be no assurance that the public warrants and private placement warrants will be in the money at the time they become exercisable, and they may expire worthless. • Our business is capital intensive, and we may be required to raise additional funds in the future in order to accomplish our objectives. • We may incur debt in the future, and our ability to satisfy our obligations thereunder remains subject to a variety of factors, many of which are not within our control. • An active trading market for our Common Shares and Warrants may never develop or be sustained, which would adversely affect the liquidity and price of our securities. • There can be no assurance that we will be able to comply with the continued listing standards of NYSE. • The market price of our securities may be volatile, which could cause the value of your investment to decline. • There may be sales of a substantial amount of our common shares after the Business Combination by former SPAC shareholders and/or Glencore, and these sales could cause the price of our securities to fall. • We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless. • Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares. • Because there are no current plans to pay cash dividends on our common shares for the foreseeable future, you may not receive any return on investment unless you sell your common shares for a price greater than that which you paid for it. • Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this presentation. • We are exposed to risks in our international operations, which could adversely affect our business. • If we seek shareholder approval of our initial business combination, our initial shareholders, directors, executive officers, advisors and their affiliates may elect to purchase public shares or warrants, which may influence a vote on a proposed business combination and reduce the public “float” of our Class A ordinary shares or public warrants. • The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions. • If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering). • If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages. • If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced. • Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares. • The public shareholders will experience immediate dilution as a consequence of the issuance of our common shares in connection with the Business Combination . • A significant portion of SPAC’s total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of the post-combination company common shares to drop significantly, even if the business is doing well. • Warrants will become exercisable for Company common shares upon the consummation of the Business Combination, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.